Exhibit 10.18

En Madrid, a 1 de Septiembre de dos mil ocho
REUNIDOS
DE UNA PARTE:
D. Borja Sánchez-Blanco Carvajal, mayor de edad, casado y con domicilio, a efectos del presente contrato, en Paseo de los Parques, 26, Chalet 23, El Encinar de los Reyes, Alcobendas, 28109, Madrid y con D.N.I. n° 05406047-N
Y DE OTRA PARTE:
D. Francisco Carrasco Houston, mayor de edad, casado y con domicilio a efectos del presente contrato, en la P° de la Castellana numero 123, escalera derecha, 1° A, código postal 28046 de Madrid, y con N.I.F. 52.989.606-K.
INTERVIENEN
El primero, en nombre y representación de la Entidad Mercantil ENERGY RECOVERY IBERIA S.L UNIPERSONAL. con C.I.F B-84.798.347 y domicilio en Calle Ribera Del Loira, n° 46, Madrid, constituida por tiempo indefinido en escritura otorgada, ante el Notario de Madrid, D. Alfredo Barrau Moreno el dia 4 de Agosto de 2006 bajo el número 2109 de su orden de protocolo. Inscrita en el Registro Mercantil de Madrid, al Tomo 23.178, Foio 141, Seccion 8a, Hoja M-415394 Inscripcion 1a (en io sucesivo “la Arrendataria”)
Su intervención resulta de su condición de Apoderado Solidario de la citada sociedad, segun consta en la escritura de protocolización de acuerdos sociales otorgada ante el Notario de Madrid, D. Alfredo Barrau Moreno con fecha 4 de Agosto de 2006 bajo e número 2114 de su orden de protocolo e inscrita en el Registro Mercantil de Madrid al Tomo 23.178, Folio 141. Seccion 8a, Hoja M-415394, Inscripción 1a.
Manifiesta D. Borja Sánchez-Blanco Carvajal que sus facultades están vigentes y que no ha sufrido ninguna alteración ni modificación la existencia y capacidad juridica de la Sociedad que representa.
Y segundo en nombre y representación de la entidad mercantil LAMBAESIS, S.L., entidad domiciliada en Madrid, P° de la Castellana, n° 123, escalera derecha, 1°
     In Madrid, the 1st of September, two thousand and eight
BY AND BETWEEN
THE PARTY OF THE FIRST PART:
Mr Borja Sanchez-Blanco Carvajal, of legal age, married and with a residence for the purposes of the present contract at Paseo de los Parques, 26, Chalet 23, El Encinar de los Reyes, Alcobendas, 28109, Madrid, and holder of national identity card (D.N.I.) no. 05406047-N
AND THE PARTY OF THE SECOND PART:
Mr Francisco Carrasco Houston, of legal age, married and with a residence for the purposes of the present contract at P° de la Castellana número 123, escalera derecha, 1° A, código postal 28046 de Madrid, and holder of national identity card (D.N.I.) no. 52.989.606-K.
TAKING PART
The first, on behalf of and representing the trading company ENERGY RECOVERY IBERIA S.L, a SOLE PROPRIETORSHIP, with tax identification number (C.I.F) B-84.798.347 and a registered address at Calle Ribera Del Loira, n° 46, Madrid, constituted for an indefinite period by means of an instrument signed before the Madrid Notary Mr. Alfredo Barrau Moreno on the 4th day of August, 2006 and assigned entry number 2109 in his records Registered with the Madrid Trade Registry Office in Volume 23.178, Sheet 141, Section 8a, Page number M-415394 Entry 1a (hereinafter the Tenant)
He takes part as a result of his status as Joint Representative of the aforementioned company, as demonstrated by the instrument notarizing the corporate resolutions signed before the Madrid Notary Mr. Alfredo Barrau Moreno on the 4th day of August, 2006 and assigned entry number 2114 in his records, registered with the Madrid Trade Registry Office in Volume 23.178, Sheet 141, Section 8a, Page number M-415394, Entry 1a.
Mr. Borja Sánchez-Blanco Carvajal states that his powers are current and that the existence and legal capacity of the company which he represents have not been altered or modified.
And the second, on behalf of and representing the Trading company LAMBAESIS, S.L., with a registered address in Madrid, at P° de la Castellana, n° 123, escalera derecha,

A; fue constituida en virtud de escritura otorgada ante el Notario de Madrid, D Rodrigo Tena Arregui, el 17 de abril de 2006, con el número 895 de su Protocolo: inscrita en el Registro Mercantil de Madrid, al Tomo 22.657, Folio 32, Seccion 8a, Hoja M-405195. Y con C.I.F. numero B-84687078 (en lo sucesivo “la Arrendadora”).
Actúa en su calidad de ADMINISTRADOR ÚNICO, cargo para el que fue designado, por tiempo indefinido, en virtud de la escritura de constitución reseñada, que causó la inscripción 1a en la hoja abierta a nombre de la Sociedad en el Registro Mercantil.
Manifiesta D. Francisco Carrasco Houston que sus facultades están vigentes y que no ha sufrido ninguna alteración ni modificación en la existencia y capacidad juridica de la Sociedad que representa.
Tienen y se reconocen capacidad juridica suficiente para la forma lización del presente CONTRATO DE ARRENDAMIENTO PARA USO DISTINTO DEL DE VIVIENDA, a cuyo efecto,
EXPONEN
PRIMERO:
Que la Arrendadora es propietaria de la Oficina 2 localizada en la 5a planta del edificio Gamma dentro del Parque Empresarial Omega ubicado en la carretera Alcobendas Barajas, número 24, Km 1.100 y con una superficie bruta alquilable (sba) total de 316,32 m2, distribuidos en 149,55 m2 en planta 5a y 166,77 m2 en planta ático (se adjunta como Anexo I plano detallado de ambas plantas, sus correspondientes accesos y comunicación entre ambos.), de 4 plazas de aparcamiento numeradas 23, 24, 26 y 27 en sótano segundo primera entreplanta (Anexo II) y el uso exciusivo de la cubierta del edificio a la que se accede a través de la planta ático., en adelante LA OFICINA. La Arrendadora es propietarta de la mencionada Oficina en virtud de la escritura pública otorgada por el notario D. Juan Manuel Lozano Carreras el dia 2 de Julio de 2007 con número de protocolo 1.452 e inscrita en el Registro de la Propiedad de Alcobendas número 2, tomo 1.569 libro 1.292 folios 88, 157, 160, 163, 166 fincas registrales numeros 51.455, 51.501, 51.503, 51.505 y 51.507 inscripciones 3a y 4a, tomo 1.565 libro 1.289 folios 142, 145, 148, 151, 154, 157, 160, 163, 166, 169, 172, 175, 178, 181. 184, 187, 190, 193, 196, 199, 202, 205, 208, 211, 214, 217, 220 y 223, en el tomo 1.568, libro 1.291, folios 1, 4, 7 y 10 fincas registrales impares consecutivas 51.191 al 51.253.
1° A; constituted by virtue of an instrument signed before the Madrid Notary Mr. Rodrigo Tena Arregui, on the 17th day of April, 2006, and assigned entry number 895 in his records, registered with the Madrid Trade Registry Office in Volume 22.657, Sheet 32, Section 8a. Page number M-405195. And with tax identification number (C.I.F.) B-84687078 (hereinafter the Lessor).
He acts as SOLE ADMINISTRATOR, a position to which he was appointed for an indefinite period by virtue of the constituting instrument described above, which resulted in entry one on the sheet open in the company’s name with the Trade Registry Office.
Mr. Francisco Carrasco Houston states that his powers are current and that the existence and legal capacity of the company which he represents have not been altered or modified.
Whereas both have and mutually recognize sufficient legal capacity to formalize the present RENTAL CONTRACT FOR NON-RESIDENTIAL USE, to which end they do hereby lay out the following,
REPRESENTATIONS
ONE:
That the Lessor is the owner of Office 2 located on the 5th floor of the Gamma building in the Omega Business Park situated on the Alcobendas Barajas road, número 24, Km 1.100. The same has a total gráss rentable area (GRA) of 316.32 m2 divided into 149.55 m2 on the 5th floor and 166. 77 m2 on the top floor (detailed plan of both floors attached as Appendix I, with their corresponding entrances and how the two are connected), four parking spaces numbered 23, 24, 26 and 27 on the second basement, first mezzanine level (Appendix II) and exclusive use of the building’s roof, which is accessible from the top floor, hereinafter THE OFFICE. The Lessor is the owner of the aforementioned Office by virtue of the public deed executed by the notary Mr. Juan Manuel Lozano Carreras on the 2nd day of July, 2007, assigned entry number 1.452 in his records and registered with Alcobendas Land Registry Office number 2, in volume 1.569 book 1.292 sheets 88, 157, 160, 163, 166 registered property numbers 51.455, 51.501, 51.503, 51.505 and 51.507 entries 3a and 4a, volume 1.565 book 1.289 sheets 142, 145, 148, 151, 154, 157, 160, 163, 166, 169, 172, 175, 178. 181, 184, 187, 190, 193, 196, 199, 202, 205, 208, 211, 214, 217, 220 and 223, in volume 1.568, book 1.291, sheets 1, 4, 7 and 10 consecutive odd-numbered registered properties 51.191 -51.253.

SEGUNDO:
A la firma del presente Contrato de Arrendamiento se siguen realizando obras de instalaciones de climatización, que se prevén aproximadamente finalizaran dentro del plazo de 4 semanas. El contrato queda sujeto a la condición suspensiva de la finalización de dichas obras. La Arrendataria podrá una vez finalizadas las obras de instalación de climatización inspeccionar su correcto funcionamiento. La Arrendadora consultará con la Arrendataria el emplazamiento de los aparatos de climatización de manera que se ubiquen a conveniencia de esta y de acuerdo a su implantación. Por su parte, la Arrendataria se compromete a definir el emplazamiento de los aparatos en un plazo razonable que no demore a la Arrendadora en su obligación de poder cumplir con el plazo de instalación pactado.
TERCERO:
Los comparecientes tienen convenido el arrendamiento de la oficina mencionada, como cuerpo cierto, con todo lo que les sea inherente y accesorio, lo que llevan a cabo de acuerdo con las siguientes:
ESTIPULACIONES
PRIMERA.- Objeto del Arrendamiento
La Arrendadora, cede el arrendamiento a la Arrendataria, la oficina identificada en el expositivo Primero de este contrato y en el Anexos I y II (en lo sucesivo LA OFICINA), como cuerpo cierto, cuya extension, circunstancias, licencias, usos y caracteristicas fisicas la Arrendataria, declara conocer y aceptar.
SEGUNDA.- Destino v Uso de la Oficina.
La Oficina, sera destinada por la Arrendataria, de forma exclusiva, a actividades propias de su empresa, en concrete a actividad de oficina, no pudiendo, en ningun caso, ser alterado este destino sin contar con la autorizacion previa, escrita y expresa de la Arrendadora, siendo ello causa suficiente para que la Arrendadora pueda resolver el presente Contrato.
Será de cuenta y riesgo de la Arrendataria la obtención de cuantas autorizaciones y permisos sean necesarios para la apertura y utilización de La Oficina Arrendada, asi como el abono de cuantos impuestos, arbitnos y tasas graven su actividad en el mismo, siempre y cuando ésta sea distinta a las licencias y usos que actualmente posee la Oficina.
TWO:
At the time of signing the present Rental Contract, work is continuing on the installation of a heating/cooling system, which is anticipated to be completed with approximately four weeks. The contract is subject to completion of said work as a condition precedent. Upon completion of the work, the Tenant may inspect it to ensure that the system is working properly. The Lessor shall consult the Tenant with regard to the location of the heating/cooling equipment so that it is situated for the latter’s convenience and in accordance with its establishment. The Tenant in turn shall undertake to describe the location of the equipment within a reasonable period of time which does not delay the Lessor in the latter’s obligation to be meet the agreed upon installation deadline.
THREE:
The parties appearing have agreed upon the rental of the aforementioned Office, as specified, with all that is inherent and accessory to the same, which they carry out in accordance with the following:
STIPULATIONS
ONE.- Object of the Rental
The Lessor grants the Tenant rental of the Office identified in Representation One of this Contract and in Appendices I and II (hereinafter THE OFFICE), as specified, whose size, circumstances, permits, uses and physical characteristics the Tenant hereby declares knowledge and acceptance of.
SECOND.- Purpose and Use of the Office.
The Office shall be used by the Tenant solely for the company’s own activities, specifically office activities Changing this use is not permitted under any circumstances, without obtaining express prior authorization from the Lessor in writing. This is sufficient cause for the Lessor to terminate the present Contract.
Obtaining any authorization and permits necessary to open and use the rented Office shall be at the Tenant’s risk and expense, as shall be payment of taxes of any kind due on its activity in the same, provided that these are different from the licenses and uses currently held by the Office.

La denegación de dichas autorizaciones y permisos, no será causa para resolver este contrato de Arrendamiento por la Arrendataria.
La Arrendadora declara que posee un proyecto visado por el Colegio de Arquitectos y permiso de la Comunidad de Propietarios para la apertura del hueco e instalación de una escalera de comunicación entre anbas ptantas. Si el Ayuntamiento de Alcobendas exigiera la obtención de la Licencia de Obras, será responsabilidad de la Arrendadora que correrá con los trámites y costes necesarios para su obtención. Asi mismo, La Arrendadora exime de cualquier responsabilidad a la Arrendataria que pudiera derivarse de la apertura de dicho hueco.
TERCERA.- Duración del Contrato
El presente Contrato de Arrendamiento tendrá una duración de TRES (3) AÑOS de obligado cumplimiento a contar desde, la presente fecha, fecha en que la Arrendadora pone a disposición de la Arrendataria La Oficina. La duración podrá ser prorrogada durante DOS (2) periodos sucesivos de UN (1) AÑO a voluntad del Arrendatario, siempre y cuando lo comunique por escrito y de forma fehaciente a la Arrendadora con al menos un preaviso de TRES (3) MESES antes de la fecha de finalización del presente Contrato de Arrendamiento o en su caso del primer periodo de prórroga.
CUARTA.- Devolución de La Oficina
Una vez finalizado el Contrato o cualquiera de sus prórrogas, la Arrendataria, deberá poner a disposición de la Arrendadora La Oficina objeto de este Contrato, en el mismo estado en que se entregó, haciendo entrega a aquél de las IIaves de acceso al mismo, sin demora ni excusa alguna, y sin derecho alguno a indemnización por clientela.
La Arrendataria deberá retirar de La Oficina a su costa todos los utensilios, documentos y cualquier otro mueble; todo lo que no desaloje se entenderá abandonado y la Arrendadora será libre para conservarlo, retirarlo o destruirlo a su exclusiva voluntad sin necesidad de consentimiento de la Arrendataria y sin que ésta tenga derecho a reclamar nada por esta causa. La retirada de objetos pertenecientes a la Arrendataria que puedan generar costes de retirada, debera comunicarlo el Arrendador a la Arrendataria dentro de los cinco (5) dias siguientes, para que los retire o asuma los costes de retirada de los mismos, dentro de otros cinco (5) dias.
En el supuesto de que el Arrendataria incumpliera su obligación de desalojo a la terminación del Contrato o cualquiera de sus prórrogas por cualquier causa, deberá satisfacer a la Arrendadora, por cada dia de demora hasta
Denial of said authorizations and permits shall not be cause for termination of this Rental Contract by the Tenant.
The Lessor hereby states that the same possesses a plan approved by the Architects’ Association and permission from the Occupants’ Association to open up a stairwell and install stairs connecting the two floors. If the Alcobendas Town Council should require planning permission, this shall be the responsibility of the Lessor, with the same being responsible for all formalities and costs necessary to obtain this. Likewise, The Lessor hereby exempts the Tenant from any liability which may result from opening up said stairwell.
THREE.- Duration of the Contract
The present Rental Contract shall have a mandatory duration of THREE (3) YEARS counting from the present date, the date on which the Lessor makes the Office available to the Tenant. The duration may be extended by TWO (2) consecutive periods of ONE (1) YEAR each should the Tenant so desire, provided that the Lessor is informed of this in writing, verifiably documented, at least THREE (3) MONTHS in advance of the completion date of the present Rental Contract or the first extension period, as appropriate.
FOUR.- Return of the Office
Upon completion of the Contract or either of its extensions, the Tenant must place the Office which is the object of this Contract at the Lessor’s disposal in the same condition as it was delivered in, delivering to the same the keys to access said Office with no delays or excuses of any kind, and with no rights whatsoever to compensation for customers.
The Tenant must remove from the Office at its expense all equipment, documents and any furniture. All that which is not removed shall be understood to have been abandoned and the Lessor shall be free to retain or destroy it as wished, with no need to obtain the Tenant’s consent and without the latter having any right to claim anything for this reason. The Lessor must inform the Tenant of removal of objects belonging to the Tenant which may generate removal costs within the following five (5) days, so that the latter may remove these or assume the costs of their removal within another five (5) days.
In the event that the Tenant should fail to fulfill the obligation to vacate upon completion of the Contract or either of its extensions for any reason, for each day of delay until the premises is vacated, the same must pay the el dia en que tenga lugar el efectivo desalojo, una cantidad equivalente al doble de la treintava parte que en concepto de renta viniera satisfaciendo cada mes, en el último periodo de vigencia contractual más la correspondiente participación en los gastos, por la demora en la entrega de La Oficina Arrendada, que tendrá el carácter de cláusula penal de indemnización por dañios y perjuicios.
La Arrendadora queda autorizada desde este momento por la Arrendataria para que durante los dos (2) meses anteriores a la finalización de este Contrato por cualquier causa, pueda mostrar La Oficina a otros posibles Arrendatarios, siempre que medie el aviso con un (1) dia hábil de antelacion a fin de molestar lo minimo a la Arrendataria, coordinando horarios con la Arrendataria, para no entorpecer posibles reuniones con clientes o actividades de la empresa inaplazables.
QUINTA.- Precio del Arrendamiento
El precio del arrendamiento es una renta de CINCUENTA Y CINCO MIL DOSCIENTOS CINCUENTA Y TRES EUROS CON OCHENTA Y OCHO CENTIMOS DE EURO (55.253,88 EUROS) mas I.V.A. la cual se compone de CINCUENTA MIL NOVECIENTOS TREINTA Y TRES EUROS CON OCHENTA Y OCHO CENTIMOS DE EURO (50.933,88 EUROS) por la superficie de oficinas y CUATRO MIL TRESCIENTOS VEINTE EUROS (4.320 EUROS) por cuatro (4) plazas de garaje. La renta anual será satisfecha por la Arrendataria por meses anticipados a razón de CUATRO MIL DOSCIENTOS CUARENTA Y CUATRO EUROS CON CUARENTA Y NUEVE CÉNTIMOS DE EURO (4.244,49 EUROS) por la superficie de oficinas y TRESCIENTOS SESENTA EUROS (360 EUROS) correspondientes a las plazas de garaje. La renta mensual total será de CUATRO MIL SEISCIENTOS CUATRO EUROS CON CUARENTA Y NUEVE CENTIMOS DE EURO (4.604,49 EUROS) más I.V.A. dentro de los 5 primeros dias naturales de cada mes. La Arrendataria domiciliará el pago de la renta en la cuenta 0019 0151 96 4010018711, de Deutsche Bank de la Arrendadora. Las partes pactan un periodo de carencia o gracia en el pago de alquiler de DOS MESES desde la fecha de firma del contrato.
En caso de retraso en el pago de la renta o de cualquiera de las cantidades que fueran a cargo de la Arrendataria, se devengará dia a dia desde la fecha del retraso hasta la del pago efectivo de las mismas, un interés de demora a favor de la Arrendadora, calculando en base al tipo de interés legal del dinero al que se añadirá un margen de dos (2) puntos. Lo anterior es sin perjuicio del derecho de la Arrendadora a resolver el presente Contrato.
Lessor an amount equivalent to double one thirtieth of the rental amount which had been paid each month during the final period the contract was in force, plus the corresponding share of expenses, for delay in delivering the Office rented. This shall be considered a penalty clause to compensate for damages.
The Lessor is hereby authorized by the Tenant from this moment to show the Office to other possible tenants during the final two (2) months prior to completion of this Contract for any reason, provided that one (1) working day’s notice is given in order to disturb the Tenant as little as possible. This shall be coordinated with the Tenant so as not to obstruct possible meetings with customers or activities of the company which cannot be delayed.
FIVE.- Price of the Rental
The price of the rental is a rent of FIFTY-FIVE THOUSAND, TWO HUNDRED AND FIFTY-THREE EUROS AND EIGHTY-EIGHT CENTS (55,253.88 EUROS) plus VAT, which is comprised of FIFTY THOUSAND, NINE HUNDRED AND THIRTY-THREE EUROS AND EIGHTY-EIGHT CENTS (50,933.88 EUROS) for the office space and FOUR THOUSAND, THREE HUNDRED AND TWENTY EUROS (4,320 EUROS) for four (4) spaces in the parking garage. The annual rent shall be paid by the Tenant in advance on a monthly basis at a rate of FOUR THOUSAND, TWO HUNDRED AND FORTY-FOUR EUROS AND FORTY-NINE CENTS (4,244.49 EUROS) for the office space and THREE HUNDRED AND SIXTY EUROS (360 EUROS) for the parking spaces. The total monthly rent shall be FOUR THOUSAND, SIX HUNDRED AND FOUR EUROS AND FORTY-NINE CENTS (4,604.49 EUROS) plus VAT, payable within the first five calendar days of each month. The Tenant shall deposit payment directly into the Lessor’s Deutsche Bank account, number 0019 0151 96 4010018711. The parties hereby agree on a grace period for payment of rent of TWO MONTHS from the signing of this Contract.
In the event of delay in payment of the rent or any of the amounts which are the responsibility of the Tenant, interest shall accrue in the Lessor’s favor for this delay each day from the date the delay begins until effective payment is made. This shall be calculated on the basis of the legal monetary interest rate with an additional margin of two (2) points. The preceding does not affect the Lessor’s right to terminate the present Contract.

SEXTA.- Estabilización de valór: revision de la renta
Las partes contratantes acuerdan que la renta será objeto de revisión anual, a contar desde la présente fecha. A tal efecto, la renta que estuviera vigente en el momento de cada revisión (incluyendo por tanto las revisiones anteriores) se incrementará o disminuira en la misma proporción en que haya variado el indice General de Precios al Consumo (Conjunto Nacional Total) en los DOCE (12) meses inmediatamente anteriores a la fecha firma del presente Contrato de Arrendamiento, según información que publique el Instituto Nacional de Estadistica o el Organismo que en un futuro pudiera sustituirle.
Habida cuenta que el indice de Precios al Consumo para el conjunto nacional es publicado con cierto retraso, el aumento que corresponda por el sistema de revisión acordado se aplicará a la fecha en que debe iniciarse el cobro de la renta ya revisada con carácter retroactivo. El no ejercicio por la Arrendadora de la facultad para revisar la renta cuando corresponda no supondrá la renuncia a la facultad de revisión de la renta en ocasiones posteriores.
SÉPTIMA.- Obras
La Arrendataria no podrá ejecutar ninguna obra en La Oficina que arrienda que afecten a la estructura o configuración de la planta en que se encuentra o a cualquiera de sus elementos, servicios o accesorios sin que medie para ello autorización previa, escrita y expresa de la Arrendadora. La Arrendadora consiente desde ya y en este acto a la realización por la Arrendataria y a su costa de las obras que se señalan en el Anexo III, por ser las que la Arrendataria considera necesarias o convenientes para la implantación y el desarrollo de sus actividades.
La Arrendadora podrá vigilar o inspeccionar las obras que realice la Arrendataria a través de sus técnicos, tanto durante su realización como una vez acabada las mismas, sin que ello entorpezca o retrase las obras a realizar o la actividad normal de la oficina. El periodo de inspección, una vez terminadas las mismas, no podrá realizarse despues de 15 dias terminadas las obras.
Las obras y los equipos e instalaciones que no sean retirados y que se realicen en virtud de lo anterior, quedarán a expiración del presente Contrato en beneficio de La Oficina, sin derecho alguno por la Arrendataria al reintegro de su importe.
SIX.- Value adjustment: rental review
The contracting parties hereby agree that the rent shall be subject to annual review, counting from the present date. For said purpose, the rent which is currently in force at the time of each review (therefore including previous reviews) shall be increased or decreased in the same proportion as the Consumer Price Index (Total National Aggregate) for the TWELVE (12) months immediately prior to the date of the signing of the present Rental Contract has varied, according to information published by the National Statistics Institute or the organization which may replace the same in the future.
In consideration of the fact that the national aggregate Consumer Price Index is published with a certain delay, the increase which applies to the agreed upon review system shall be retroactively applied to the date on which the rent already reviewed should have begun being charged. Should the Lessor not exercise the power to review the rent in due course, this shall not imply relinquishment of the power to review the rent on subsequent occasions.
SEVEN.- Work
The Tenant may not carry out any work on the Office rented which affects the structure or layout of the floor on which it is located or any of its elements, services or accessories without obtaining prior express authorization in writing from the Lessor. At the present time, the Lessor hereby agrees that the Tenant may carry out the work indicated in Appendix III, at the latter’s expense, as this is considered necessary or advisable by the Tenant to implement and carry out its activities.
The Lessor may monitor or inspect the work carried out by the Tenant by means of its technicians, both while work is being carried out and upon completion, without hindering or delaying the work to be carried out or the normal activity of the Office. Upon completion of the same, the inspection period may not extend beyond 15 days from completion of the work.
Upon expiration of the present Contract, the work and equipment or systems which are not removed and which are carried out by virtue of the preceding shall remain to the Office’s benefit, with the Tenant having no right whatsoever to reimbursement for their cost.

OCTAVA.- Servicios e instalaciones. Gastos y tributos, Contratación de Suministros
La Arrendataria conoce y acepta todos y cada uno de los servicios, instalaciones y suministros (incluyendo los de agua y electricidad) con los que cuenta La Oficina y su estado actual. Todos los citados servicios, instalaciones y suministros asl como los que se sustituyan o se pongan en marcha en el futuro, son y serán propiedad de la Arrendadora y quedarán en beneficio de la Oficina al finalizar el presente Arrendamiento.
Serán de cuenta exclusiva de la Arrendataria, los gastos de comunidad ordinarios correspondientes a La Oficina (estimados en 2,24€/m2/mes por superficie de oficinas y 27.50€/plaza/mes) y el Impuesto sobre Bienes Inmuebles (IBI) hasta un maximo de 600€/año, asl como el alta, cambio de nombre, domiciliacion y consumo de cualesquiera suministros (incluyendo electricidad y teléfono) asi como cualquier otros gastos derivados del uso de La Oficina y de sus instalaciones, todos los cuales serán pagados directamente por la Arrendataria. En todo caso, si por cualquier motivo la Arrendadora satisficiera cualquiera de dichos gastos o tributos al correspondiente acreedor, podrá repercutirlos de inmediato a la Arrendataria. Serán por cuenta de la Arrendadora los gastos extraordinarios que afecten a La Oficina.
Asimismo, la Arrendataria deberá satisfacer todos cuantos tributos, impuestos arbitnos, tasas y gastos graven o deriven de su actividad, ahora o en el futuro, asi como el Impuesto sobre el Valor Añadido o cualquier otro impuesto de nueva creación que lo sustituya o complemente.
La Arrendataria realizará a su cargo las modificiones que pudieran ser necesarias para adaptar cada instalación a las normas vigentes en cada momento, exigible por cada compañia suministradora, siempre y cuando éstas sean necesarias para la actividad normal de la Arrendataria y hasta un importe máximo equivalente a TRES (3) mensualidades de renta. En caso que dichas modificaciones superasen el importe maximo, la diferencia será abonada por la Arrendadora. Si estas modificaciones afectaran a los elementos comunes o a las instalaciones generales del edificio, serán por cuenta de la Arrendadora.
La Arrendadora no se hace responsable del cese, cortes y/o interrupciones que se produzcan en las instalaciones o servicios de La Oficina, ya sea alumbrado, ascensores, agua, teléfono, gas, calefacción o cualquier otro, por causa alguna.
NOVENA.- Acatamiento de Ley y Ordenanzas. Responsabilidad por actos de terceros.
La Arrendataria acatará expresamente todas las Leyes y
EIGHT.- Services and systems. Charges and taxes. Utilities
The Tenant has knowledge of and accepts each and every one of the services, systems and utilities (including water and electricity) which the Office has and their current status. All of the aforementioned services, systems and utilities, as well as those which replace these or are started up in the future, are and shall be the property of the Lessor and shall remain to the Office’s benefit upon completion of the present rental.
The Tenant shall be solely responsible for the ordinary service charges corresponding to the Office (estimated to be €2.24/m2/month for the office space and €27.50/parking space/month) and Property Tax (IBI, in its Spanish acronym) up to a maximum of 600€/year, as well as signup, name change, direct deposit and consumption of any utilities (including electricity and telephone), as well as any other charges deriving from use of the Office and its facilities, all of which shall be paid directly by the Tenant. In any event, if for any reason the Lessor should pay any of said charges or taxes to the corresponding creditor, these may immediately be passed on to the Tenant. Any extraordinary expenses which affect the Office shall be the responsibility of the Lessor.
Likewise, the Tenant must pay all taxes of any kind or charges applied to or resulting from its activity, now or in the future, as well as the value-added tax or any other newly created tax which may replace or supplement it.
The Tenant shall carry out at its expense any modifications which may be necessary to adapt each system to the regulations in force at any given time, which may be required by each utility, provided that these are necessary for the normal activity of the Tenant and up to a maximum amount equivalent to THREE (3) months’ rent. In the event that said modifications exceed the maximum amount, the difference shall be paid by the Lessor. If these modifications affect common elements or the building’s general systems, they shall be paid for by the Lessor.
The Lessor accepts no responsibility for cessation, cuts and/or interruptions which take place in the Office’s systems or services, whether this be lighting, elevators, water, telephone, gas, heating or any other, for any reason.
NINE.- Compliance with the Law and Ordinances. Liability for the actions of third parties.
The Tenant shall expressly comply with all current and

Ordenanzas Municipales actuales o futuras, y no introducirá, almacenará o tendrá en momento alguno, ningún material explosivo o inflamable dentro de La Oficina, y no hará ni permitirá que se haga nada que anule o invalide en todo o en parte el seguro de la planta contratado por la Arrendadora, o que origine un aumento o sobreprima en él, y tampoco hará ni consentirá que se haga nada que sea o pueda llegar a ser motivo de molestias, perjuicios o alteración para la Arrendadora, sus convecinos inmediatos o para cualquier otro vecino o Arrendatario, El citado seguro se adjuntará como Anexo IV.
La Arrendataria será responsable de todas las acciones de sus empleados, visitantes y cualquier otra persona, en cuanto estén dentro de La Oficina.
DECIMA.- Permiso de Entrada a la Oficina
La Arrendataria se compromete a permitir la entrada en La Oficina objeto de este Contrato a la Arrendadora y a quién éste designe (incluyendo técnicos y obreros) con los correspondientes materiales y otros elementos, asi como a los operarios de las empresas suministradoras de agua, electricidad y otros servicios, para realizar la inspección de La Oficina y de sus instalaciones o reparaciones y comprobar el funcionamiento de cualquiera de sus servicios y/o el cumplimiento de las obligaciones de la Arrendataria establecidas en este Contrato. La Arrendadora comunicará la fecha de visita por escrito y con preaviso de DOS (2) dias hábiles, que deberá llevarse a cabo en el horario normal de oficinas y en presencia de la Arrendataria.
UNDÉCIMA.- Deber de Conservación y Reparación
La Arrendataria vendrá obligada a mantener a su costa en buen estado de uso y conservación La Oficina arrendada y todas las instalaciones en ella existentes. En consecuencia, durante la vigencia de este Contrato, será responsabilidad de la Arrendataria la conservación a su costa de La Oficina y sus servicios e instalaciones. A tal efecto ésta asume la obligación de reparar todas las averias, deterioros y/o desperfectos ordinarios que pudieran producirse en la misma o en sus servicios e instalaciones, salvo aquellos que procedan de vicios ocultos de la construcción del Edificio, de instalaciones generales o de defectos en su estructura o errores conceptuales de construcción en el local, que serán de cuenta de la Arrendadora. En este último caso, la Arrendataria se obliga a notificar a la Arrendadora de la necesidad de la correspondiente reparacion tan pronto como la perciba.
De igual manera, la Arrendataria se obliga a satisfacer las reparaciones necesarias por las averias, deterioros o future laws and municipal ordinances, and shall not bring in, store or have any explosive or flammable material inside the Office at any time. The Tenant shall not do anything or allow anything to be done which would cancel or invalidate in whole or in part the insurance policy for the property taken out by the Lessor, or which causes an increased or additional premium for the same. Nor shall it do or permit to be done anything which is or which could be the cause of trouble, damage or disturbance for the Lessor, immediate neighbors or any other neighbor or tenant. The aforementioned insurance policy shall be attached as Appendix IV.
The Tenant shall be liable for all actions by its employees, visitors or any other person when they are inside the Office.
TEN.- Permission to Enter the Office
The Tenant hereby agrees to allow entry to the Office which is the object of this Contract to the Lessor and to those designated by the same (including technicians and workers), with the corresponding materials and other elements, as well as to employees of the companies supplying water, electricity and other services, to inspect the Office and its systems or to repair or check the operation of any of its services and/or fulfillment of the Tenant’s obligations as established in this Contract. The Lessor shall notify the Tenant of the date of the visit in writing with TWO (2) working days’ advance notice, and this must take place within normal office hours and in the presence of the Tenant.
ELEVEN.- Maintenance and Repair Obligation
The Tenant shall be obligated to keep the Office rented and all its facilities in proper working condition and maintained its own expense. Consequently, during the period this Contract is in force, it shall be the Tenant’s responsibility to maintain the Office and its services and facilities at its own expense. To this end, the same hereby accepts the obligation to repair all ordinary breakage and/or damage which may occur in the same or in its services and facilities, except for that which derives from hidden defects in the construction of the building, general facilities or defects in its structure or conceptual errors in construction of the premises, which shall be the responsibility of the Lessor. In the latter case, the Tenant hereby undertakes to notify the Lessor of the need for the corresponding repair as soon as it is realized.
Likewise, the Tenant hereby undertakes to make all necessary repairs for breakage or damage which occurs or desperfectos que se produzcan o repercutan en las fincas contiguas o colindantes, cuando la causación de tales daños le resulte directamente imputable a la Arrendataria, a su actividad o de la de cualquiera persona, realizada desde La Oficina o derive de la falta de cumplimiento de sus obtigaciones bajo el presente Contrato.
La Arrendataria no podrá colocar en la fachada del Edificio signos, rótulos, anuncios o carteles de cualquier clase, ni ningún otro tipo de decoración exterior sin previa autorización por escrito y expresa de la Arrendadora.
DUODÉCIMA.- Daños. Seguros.
La Arrendadora no responde de los daños y perjuicios que puedan ocasionarse a la Arrendataria o personas que presten sus servicios en La Oficina por casos fortuitos o de fuerza mayor. La Arrendataria contratará y mantendrá en vigor durante toda la vigencia del presente Contrato una póliza de seguro multiriesgo que cubra suficientemente todo tipo de daños que pueda sufrir el contenido de la Oficina, incluido el riesgo por incendio y por aguas, y una póliza de seguro de responsabilidad civil (incluyendo riesgo patronal) que cubra suficientemente la que derive de la actividad desarrollada en La Oficina. La Arrendataria deberá facilitar a la Arrendadora una copia de las citadas pólizas en el plazo máximo de 10 dias naturales desde la fecha del presente Contrato, con efectos desde el dia de hoy, asĪ como, anualmente, una copia de los comprobantes del pago de la prima que corresponda al año en curso en cada momento.
La Arrendadora contratará y mantendrá en vigor durante toda la vigencia del presente Contrato una póliza de seguro nnultiriesgo que cubra los daños que pueda sufrir el continente de La Oficina por actividades propias de la actividad de la Arrendataria.
DECIMOTERCERA.- Entrega de Posesión
La Arrendadora entrega la posesión de La Oficina a la Arrendataria en este acto, mediante la entrega de las correspondientes llaves y mandos del garaje.
La Arrendadora se obliga a mantener a la Arrendataria en el uso pacifico de La Oficina. No obstante, no asume responsabilidad alguna por cualquier impedimento en la posesión o daño en las personas o cosas que pudieran derivar de casos fortuitos o de fuerza mayor. La Arrendadora tampoco es responsable de la seguridad y vigilancia del Edificio, ni asume responsabilidad alguna por los daños que pudieran sufrir las personas o cosas en caso de robo o hurto.
which has an effect on contiguous or adjoining properties when the cause of said damage may be directly attributed to the Tenant, its activity or that of any other person carried out from the Office or which derives from failure to fulfill its obligations according to the present Contract.
The Tenant may not place any signs, advertisements or posters of any kind on the facade of the building, or any other type of exterior decoration, without prior express approval in writing from the Lessor.
TWELVE.- Damage. Insurance.
The Lessor shall not be liable for any damage which may be caused to the Tenant or persons rendering their services in the Office due to acts of chance or force majeure. The Tenant shall take out a multi-risk insurance policy which sufficiently covers any type of damage which may be incurred by the contents of the Office, including coverage for fire and water damage, and a civil liability insurance policy (including employer’s risk) which sufficiently covers that which derives from the activity carried out in the Office, which it shall keep current during the entire period the present Contract is in force. The Tenant shall be obligated to provide the Lessor with a copy of the aforementioned policies within a maximum of 10 calendar days from the date of present Contract, effective today, as well as, on an annual basis, a copy of proof of payment of the premium which corresponds to the current year at any given time.
The Lessor shall take a multi-risk insurance policy which covers the damage which may be incurred by the Office’s premises due to the Tenant’s activities, and keep the same current for the entire period the present Contract is in force.
THIRTEEN.- Delivery into Possession
The Lessor shall deliver the Office into the Tenant’s possession at the present time, by handing over the corresponding keys and garage remote controls.
The Lessor hereby undertakes to allow the Tenant peaceful use of the Office. However, the former does not assume any responsibility whatsoever for any impediment to possession or damage to persons and things which may derive from acts of chance or force majeure. Nor is the Lessor responsible for security and guarding the building, nor does it assume any responsibility whatsoever for damages which may be incurred by persons and things in the event of robbery or theft.

DECIMOCUARTA.- Fianza
La Arrendataria entrega en este acto a la Arrendadora la cantidad de NUEVE MIL DOSCIENTOS OCHO EUROS CON NOVENTA Y OCHO CÉNTIMOS DE EURO (9.208,98EUROS) equivalentes a DOS (2) MESES de alquiler en concepto de Fianza, afecta a las responsabilidades en que pudiera incurrir la Arrendataria. Esta fianza en ningún caso podrá imputarse al pago de mensualidades de renta y será depositada en el IVIMA.
DECIMOQUINTA.- Renuncias
La Arrendataria renuncia expresamente a los derechos de tanteo y retracto que pudieran corresponderle en el supuesto de transmisión de La Oficina que es objeto del presente Contrato de Arrendamiento renunciando por tanto a todo derecho de adquisición preferente reconocido en los articulos 25 y 31 de la vigente Ley de Arrendamientos Urbanos de 24 de Noviembre de 1994, pudiendo la propiedad en cualquier momento de la vida del contrato, enajenar o gravar libremente La Oficina, sin más limitaciones ni consecuencias que la subrogación prevista legalmente del nuevo propietario en los derechos y obligaciones de este contrato.
Asimismo La Arrendataria no podrá ceder ni subarrendar el presente Contrato de Arrendamiento, total ni parcialmente, sin autorización previa, expresa y escrita de la Arrendadora, quien se reserva la facultad de concederla o no, no siendo en consecuencia de aplicación lo dispuesto en el articulo 32 de la Ley 29/1194, de Arrendamientos Urbanos.
DECIMO SEXTA.- Resolución por incumplimiento
El incumpiimiento por la Arrendataria de las obligaciones establecidas en las estipulaciones de este Contrato, dara derecho a la Arrendadora a exigir el cumplimiento de aquellas o bien, a promover la resolucion del presente Contrato con el resarcimiento de daños y abonos de intereses en ambos casos. El mismo derecho asiste la Arrendataria en caso de incumplimiento por la Arrendadora de sus obligaciones contractuales.
De forma particular la Arrendadora podra resolver de pleno derecho el Contrato, entre otras, por las siguientes causas:
1.	La falta de pago de la renta durante 30 dias o en su caso de cualquiera de las cantidades cuyo pago haya asumido o corresponda la Arrendataria sin perjuicio del devengo de los intereses de
FOURTEEN.- Deposit
At this time, the Tenant delivers to the Lessor the amount of NINE THOUSAND, TWO HUNDRED AND EIGHT EUROS AND NINETY-EIGHT CENTS (9,208.98 EUROS), equivalent to TWO (2) MONTHS’ rent, as a deposit, covering any liability which the Tenant may incur. This deposit shall under no circumstances be allocated to payment of monthly rent and shall be deposited with the Housing Institute (Instituto de la Vivienda, or IVIMA in its Spanish acronym).
FIFTEEN.- Waivers
The Tenant hereby expressly renounces the rights of first refusal and buy-out to which it may be entitled in the event of transfer of the Office which is the object of the present Rental Contract, therefore renouncing any right to preferential acquisition recognized in articles 25 and 31 of the current Urban Rental Law of 24 November 1994. The owner may at any time during the life of the contract transfer or freely mortgage the Office, without any more limitations or consequences than the legally envisaged subrogation of the new owner to the rights and obligations of this contract.
Likewise, The Tenant may not transfer or sublet the present Rental Contract, in whole or in part, without express prior authorization in writing from the Lessor, who reserves the power to grant this or not. Consequently, the stipulations of article 32 of Law 29/1194, on Urban Rentals, are not applicable.
SIXTEEN.- Termination for breach
The Tenant’s failure to fulfill the obligations established in the stipulations of this Contract shall entitle the Lessor to demand fulfillment of these or initiate termination of the present Contract with compensation for damages and payment of interest in both cases. The Tenant has the same right in the event of the Lessor’s failure to fulfill its contractual obligations.
Individually, the Lessor is fully entitled to terminate the Contract for the following reasons, among others:
1.	Failure to pay rent, or if appropriate, any of the amounts whose payment has been assumed by or is the responsibility of the Tenant for a 30-day period. This does not affect the agreed upon demora pactados.

2.	El subarriendo, cesión o traspaso inconsentidos.

3.	La realización de daños causados dolosamente en La Oficina o de obras no consentidas por la Arrendadora cuando el consentimiento sea necesario.

4.	Cuando en La Oficina tengan lugar actividades molestas, insalubres, nocivas, peligrosas o ilicitas.

5.	Cuando se altere el destino estipulado y pactado en el presente Contrato sin consentimiento expreso y escrito de la Arrendadora.
En caso de resolución del contrato por incumplimiento imputable a una de las partes, todos los gastos, costas judiciales, incluso los de Abogado y Procurador, aunque su intervención no sea preceptiva que por este motivo u otro cualquiera se causen como consecuencia de dicha resolución contractual, serán por cuenta y abonados por la parte incumplidora.
DECIMO SÉPTIMA.- Gastos e Impuestos
Todos cuantos gastos e impuestos puedan derivarse del otorgamiento de este Contrato, de su eventual elevación a escritura pública e inscripción registral serón de cuenta exclusiva de la Arrendataria, siempre y cuando sea la misma Arrendataria la que lo exija.
DECIMO OCTAVA.-Aval Bancario
La Arrendataria se compromete a mantener un Aval Bancario a primer requerimiento por importe de TRES (3) MENSUALIDADES de renta durante toda la vigencia del Presente Contrato de Arrendamiento y cualesquiera de sus prórrogas. La Arrendadora concede a la Arrendataria un plazo de TREINTA (30) DÍAS desde la firma del presente Contrato de Arrendamiento para presentar el mencionado Aval Bancario. En el supuesto que el mencionado Aval no fuera presentado por la Arrendataria en plazo, la Arrendadora podrá resolver de pleno derecho el presente contrato de Arrendamiento y exigir el cumplimiento de todas la obligaciones derivadas del mismo, incluido el pago de la renta de todo el periodo de obligado cumplimiento.
accrual of interest for delayed payment.

2.	Unauthorized subletting, assignment or transfer.

3.	Damage caused fraudulently to the Office or carrying out work which has not been authorized by the Lessor when permission is necessary.

4.	When annoying, unhealthy, harmful, dangerous or illicit activities take place in the Office.

5.	When the purpose stipulated and agreed upon in the present Contract is changed without express written consent from the Lessor.
In the event that the contract is terminated for breach which may be attributed to one of the parties, all expenses, legal costs, including those of lawyers and attorneys, although their involvement may not be required, which for this reason or any other are incurred as a result of said termination of the contract, shall be the responsibility of and paid by the party in breach.
SEVENTEEN.- Expenses and Taxes
All expenses and taxes which may result from the execution of this contract, its possible execution as a public instrument and registration shall be the sole responsibility of the Tenant, provided that it is the Tenant who so requires.
EIGHTEEN.- Bank Guarantee
The Tenant hereby agrees to keep a bank guarantee payable upon demand for the amount of THREE (3) MONTHS’ rent during the entire period the present Rental Contract and any of its extensions are in force. The Lessor grants the Tenant THIRTY (30) DAYS from the signing of the present Rental Contract to present the aforementioned bank guarantee. In the event that the aforementioned bank guarantee is not presented by the Tenant before this deadline, the Lessor is fully entitled to terminate the present Rental Contract and demand fulfillment of all obligations deriving from the same, including payment of rent for the entire mandatory period.